                                            Registration Statement No. 333-89025

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       Post-Effective Amendment No. 1 to

                                    FORM S-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                     --------------------------------------

             (Exact name of registrant as specified in its charter)

                                  CONNECTICUT
                                  -----------
         (State or other jurisdiction of incorporation or organization)

               I.R.S. Employer Identification Number: 06-0904249

          One Tower Square, Hartford, Connecticut 06183 (860) 277-0111
    ------------------------------------------------------------------------
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                Ernest J. Wright
                     The Travelers Life and Annuity Company
                                One Tower Square
                          Hartford, Connecticut 06183
                                 (860) 277-4345
           ---------------------------------------------------------
           (Name, Address, including Zip Code, and Telephone Number, including Area Code of Agent for Service)

Approximate date of commencement of proposed sale to the public: The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.     X
                                -----
If the Registrant elects to deliver its latest Annual Report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ____

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ___.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

         Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)

Item
No.      Form S-2 Caption                                     Heading in Prospectus
---      ----------------                                     ---------------------
  1.     Forepart of the Registration                         Outside Front Cover Page of Registration
         Statement and Outside Front                          Statement and Prospectus
         Cover Page of Prospectus

  2.     Inside Front and Outside Back                        Available Information; Incorporation of
         Cover Pages of Prospectus                            Certain Documents by Reference;
                                                              Table of Contents

  3.     Summary Information, Risk                            Prospectus Summary; Outside Front
         Factors and Ratio of Earnings                        Cover Page
         to Fixed Charges

  4.     Use of Proceeds                                      Investments by the Company

  5.     Determination of Offering Price                      Not Applicable

  6.     Dilution                                             Not Applicable

  7.     Selling Security Holders                             Not Applicable

  8.     Plan of Distribution                                 Distribution of the Contracts

  9.     Description of Securities                            Outside Front Cover Page of Prospectus;
         to be Registered                                     Description of the Contracts;

 10.     Interests of Named Experts                           Not Applicable
         and Counsel

 11.     Information with Respect to                          Outside Front Cover Page; Incorporation
         the Registrant                                       of Certain Documents by Reference;

 12.     Incorporation of Certain                             Incorporation of Certain Documents by
         Information by Reference                             Reference

 13.     Disclosure of Commission                             Not Applicable
         Position on Indemnification
         for Securities Act Liabilities

                                   PROSPECTUS

                                      TTM
                           TRAVELERS TARGET MATURITY

TTM, Travelers Target Maturity, is a deferred annuity Contract ("Contract") which provides a guaranteed fixed rate of return for your investment if you do not surrender your Contract before the Guarantee Period ends. Generally, if you do surrender your Contract before the Guarantee Period ends, your Contract Value paid to you will be subject to a market value adjustment and surrender charges.

This prospectus explains:

          - the Contract (single purchase payment)

          - Travelers Life and Annuity Company and Separate Account MGA II

          - the Guarantee Periods and Interest Rates

          - Surrenders

          - Surrender Charges

          - Market Value Adjustment

          - Death Benefit

          - Annuity Payments

          - other aspects of the Contract

The Travelers Life and Annuity Company, One Tower Square, Hartford, Connecticut 06183, is the issuer of the Contracts; CFBDS Inc., 22 Milk St., Boston, MA, is the principal underwriter and distributor of the Contracts.

THIS PROSPECTUS IS ACCOMPANIED BY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 1999.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         PROSPECTUS DATED MAY 1, 2000.

                               TABLE OF CONTENTS

Special Terms...............................................  Special Terms-1
Prospectus Summary..........................................        Summary-1
The Company.................................................                1
IMSA........................................................                1
The Contracts...............................................                1
  Application and Purchase Payment..........................                1
  Right to Cancel...........................................                1
Guarantee Periods...........................................                2
Establishment of Guaranteed Interest Rates..................                3
Surrenders..................................................                3
  General...................................................                3
  Surrender Charge..........................................                3
  Special Surrenders........................................                4
  Market Value Adjustment...................................                4
  Waiver of Surrender Charge................................                4
  Guarantee Period Exchange Option..........................                5
  Premium Taxes.............................................                5
Death Benefit...............................................                5
Annuity Period..............................................                7
  Election of Annuity Commencement Date and Form of
     Annuity................................................                7
  Change of Annuity Commencement Date or Annuity Option.....                7
  Annuity Options...........................................                8
  Annuity Payment...........................................                9
  Death of Annuitant After Annuity Commencement Date........                9
Investments by the Company..................................                9
Amendment of the Contracts..................................                9
Assignment of the Contracts.................................                9
Distribution of the Contracts...............................               10
Federal Tax Considerations..................................               10
  General...................................................               10
  Section 403(b) Plans and Arrangements.....................               10
  Qualified Pension and Profit-Sharing Plans................               11
  Individual Retirement Annuities...........................               11
  Roth IRAs.................................................               11
  Section 457 Plans.........................................               12
  Nonqualified Annuities....................................               12
  Taxation of Death Benefit Proceeds........................               13
  Federal Income Tax Withholding............................               13
  Tax Advice................................................               14
Available Information.......................................               14
Incorporation of Certain Documents by Reference.............               15
Legal Opinion...............................................               15
Experts.....................................................               15
Appendix A..................................................              A-1
Appendix B..................................................              B-1
Financial Statements........................................              F-1

                                 SPECIAL TERMS
--------------------------------------------------------------------------------

In this Prospectus the following special terms have the indicated meanings:

ACCOUNT VALUE -- The Purchase Payment plus all interest earned, minus all surrenders, surrender charges and applicable premium tax previously deducted.

ANNUITANT -- The person upon whose life the Contract is issued.

ANNUITY COMMENCEMENT DATE -- The date on which annuity payments are to start. The date may be designated in the Contract or elected by the Owner.

BENEFICIARY -- The person entitled to receive benefits under the Contract in case of the death of the Annuitant or the Owner, or joint Owner, as applicable.

CASH SURRENDER VALUE -- The Cash Value less surrender charges and any applicable premium tax.

CASH VALUE -- The Account Value at the end of a Guarantee Period or the Market Adjusted Value before the end of a Guarantee Period.

COMPANY (WE, US, OUR) -- The Travelers Life and Annuity Company.

CONTINGENT ANNUITANT -- The person named prior to the Contract Date by the Owner who, upon the Annuitant's death (prior to the Annuity Commencement Date) becomes the Annuitant. All rights and benefits provided by the Contract then continue to be in effect. Applicable to nonqualified Contracts only.

CONTRACT -- For a group Contract, the certificate evidencing a participating interest in the group annuity Contract. Any reference in this Prospectus to Contract includes the underlying group annuity Contract. For an individual Contract, the individual annuity Contract.

CONTRACT DATE -- The effective date of participation under the group annuity Contract as designated in the certificate, or the date of issue of an individual annuity Contract.

CONTRACT YEAR -- A continuous twelve-month period beginning on the Contract Date and each anniversary thereof.

GUARANTEE PERIOD -- The period for which either an initial or subsequent Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE -- The annual effective interest rate credited during the Guarantee Period.

HOME OFFICE -- The principal executive offices of The Travelers Life and Annuity Company located at One Tower Square, Hartford, Connecticut 06183 (Attention:
Annuity Services).

MARKET VALUE ADJUSTMENT -- The Market Value Adjustment reflects the relationship, at the time of surrender, between the then-current Guaranteed Interest Rate for a Guarantee Period equal to the duration left in your Guarantee Period, and the Guaranteed Interest Rate that applies to your Contract.

MATURITY VALUE -- The accumulated value of a Purchase Payment at the Guaranteed Interest Rate at the end of the Guarantee Period selected, minus all surrenders, surrender charges and premium taxes previously deducted.

OWNER (YOU, YOURS) -- For an individual Contract, the person or entity to whom the individual Contract is issued. Joint Owners, who share in ownership rights and any benefits or payments, may be named in nonqualified Contracts. For a group Contract, the person or entity to whom the certificate under a group annuity Contract is issued.

PURCHASE PAYMENT -- The premium payment applied to the Contract less premium taxes if applicable.

                                 Special Terms-1

                      THIS PAGE INTENTIONALLY LEFT BLANK.

                               PROSPECTUS SUMMARY
--------------------------------------------------------------------------------

The Travelers Life and Annuity Company (the "Company"), an indirect wholly owned subsidiary of Citigroup Inc., is offering single purchase payment modified guaranteed annuity contracts to eligible individuals. Modified Guaranteed Annuities offer a guaranteed fixed rate of return on your principal investment if you do not surrender your Contract before the Guarantee Period ends. If you do surrender your Contract before the end of the Guarantee Period, generally your Cash Value is subject to a Market Value Adjustment and Surrender Charge.

You may select an initial Guarantee Period from those available from the Company. Currently, we offer Guarantee Periods up to ten years. Interest on the Purchase Payment is credited on a daily basis and so compounded in the Guaranteed Interest Rate. (See "Guarantee Periods" and "Establishment of Guaranteed Interest Rates".)

At the end of each Guarantee Period, a subsequent Guarantee Period of one year will automatically begin unless you elect another duration within thirty days before the Guarantee Period ends.

You may surrender your Contract, but the Cash Value may be subject to a Surrender Charge and/or a Market Value Adjustment. A full or partial surrender made prior to the end of a Guarantee Period will be subject to a Market Value Adjustment. The surrender charge will be deducted from any surrender made before the end of the seventh Contract Year. The surrender charge is 7% of the Account Value in Contract Year 1, 6% in Contract Year 2, 5% in Contract Year 3, 4% in Contract Year 4, 3% in Contract Year 5, 2% in Contract Year 6 and 1% in Contract Year 7.

There is no surrender charge for full or partial surrenders: (1) at the end of an initial Guarantee Period of at least three years, or (2) at the end of any other Guarantee Period if the other surrender occurs on or after the fifth Contract Year. We may waive surrender charges in certain instances. (See "Surrenders -- Waiver of Surrender Charge".)

There is no Market Value Adjustment if you surrender at the end of a guarantee period. Any such surrender request must be in writing and received by us within 30 days before the Guarantee Period ends. You may request any interest that has been credited during the prior Contract Year. No surrender charge or Market Value Adjustment will be imposed on such interest payments; however, all applicable premium taxes will be deducted. Any such surrender may also be subject to federal and state taxes. (See "Surrenders" and "Federal Tax Considerations".)

The Market Value Adjustment reflects the relationship between the current Guaranteed Interest Rate for the time left in the Guarantee Period at surrender and the Guaranteed Interest Rate that applies to your Contract. The Market Value Adjustment amount primarily depends on the interest rates the Company receives on its investments when the current Guaranteed Interest Rates are established. The Market Value Adjustment is sensitive, therefore, to changes in interest rates. It is possible that the amount you receive upon surrender may be less than your original Purchase Payment if interest rates increase. It is also possible that if interest rates decrease, the amount you receive upon surrender may be more than your original Purchase Payment plus accrued interest.

On the Annuity Commencement Date specified by you, the Company will make either a lump-sum payment or start to pay a series of payments based on the Annuity Options you select. (See "Annuity Period".)

The Contract provides for a death benefit which is the Account Value on the date we receive written notification of death. If the Annuitant dies before the Annuity Commencement Date with no designated Contingent Annuitant surviving, or if the Owner dies before the Annuity Commencement Date with the Annuitant surviving, we will pay the death benefit to the

                                    Summary-1

Beneficiary. We calculate the death benefit as of the date the Home Office receives written notification of due proof of death. (See "Death Benefit".)

We will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract. (See "Surrenders -- Premium Taxes".)

                                    Summary-2

                                  THE COMPANY
--------------------------------------------------------------------------------

The Travelers Life and Annuity Company (the "Company") is a stock insurance company chartered in 1973 in the state of Connecticut and has been continuously engaged in the insurance business since that time. The Company is licensed to conduct life insurance business in a majority of the states of the United States, Puerto Rico and the District of Columbia, and intends to seek licensure in the remaining states, except New York. The Company is an indirect wholly owned subsidiary of Citigroup Inc. The Company's home office is located at One Tower Square, Hartford, Connecticut 06183.

                                      IMSA
--------------------------------------------------------------------------------

The Company is a member of the Insurance Marketplace Standards Association ("IMSA"), and as such may use the IMSA logo and IMSA membership in its advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities. IMSA members have adopted policies and procedures that demonstrate a commitment to honesty, fairness and integrity in all customer contacts involving the sale and service of individual life insurance and annuity products.



                                 THE CONTRACTS
--------------------------------------------------------------------------------

APPLICATION AND PURCHASE PAYMENT

For the Company to issue a Contract to you, you must:

        - Complete an application or an order to purchase,

        - Include your minimum Purchase Payment of at least $5,000 and

        - Submit both to our Home Office for approval.

The Company may:

        - Accept Purchase Payments up to $1 million without prior approval.

        - Contact you or your agent if the application or order form is not properly completed.

        - Return your entire application or order form and Purchase Payment if not properly completed.

RIGHT TO CANCEL

You may return your Contract to us at our Home Office within 10 days of your original Purchase Payment in most states. Refer to your Contract for any state-specific information.

                               GUARANTEE PERIODS
--------------------------------------------------------------------------------

You will select the duration of the Guarantee Period and corresponding Guaranteed Interest Rate. Your Purchase Payment will earn interest at the Guaranteed Interest Rate during the entire Guarantee Period. All interest earned will be credited daily; this compounding effect is reflected in the Guaranteed Interest Rate.

             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE

Beginning Account Value:  $50,000
Guarantee Period:          5 years
Guaranteed Interest Rate:   5.50% Annual Effective Rate

                                                        END OF CONTRACT YEAR
                                   --------------------------------------------------------------
                                     YEAR 1       YEAR 2       YEAR 3       YEAR 4       YEAR 5
-------------------------------------------------------------------------------------------------

Beginning Account Value            $50,000.00
X (1 + Guaranteed Interest Rate)        1.055
                                   ----------
                                   $52,750.00
                                   ==========
Account Value at end of Contract Year 1         $52,750.00
X (1 + Guaranteed Interest Rate)                     1.055
                                                ----------
                                                $55,651.25
                                                ==========
Account Value at end of Contract Year 2                      $55,651.25
X (1 + Guaranteed Interest Rate)                                  1.055
                                                             ----------
                                                             $58,712.07
                                                             ==========
Account Value at end of Contract Year 3                                   $58,712.07
X (1 + Guaranteed Interest Rate)                                               1.055
                                                                          ----------
                                                                          $61,941.23
                                                                          ==========
Account Value at end of Contract Year 4                                                $61,941.23
X (1 + Guaranteed Interest Rate)                                                            1.055
                                                                                       ----------
                                                                                       $65,348.00
                                                                                       ==========
Account Value at end of Guarantee Period (i.e. Maturity Value)                         $65,348.00
                                                                                       ==========

Total Interest Credited in Guarantee Period -- $65,348.00 - 50,000.00 =
$15,348.00

Account Value at end of Guarantee Period -- $50,000.00 + 15,348.00 = $65,348.00

THE ABOVE EXAMPLE ASSUMES NO SURRENDERS, DEDUCTIONS FOR PREMIUM TAXES, OR PRE-AUTHORIZED PAYMENT OF INTEREST DURING THE ENTIRE FIVE-YEAR PERIOD. A MARKET VALUE ADJUSTMENT OR SURRENDER CHARGE MAY APPLY TO ANY SUCH INTERIM SURRENDER (SEE "SURRENDERS"). THE HYPOTHETICAL GUARANTEED INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE GUARANTEED INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL GUARANTEED INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

We will notify you about subsequent Guarantee Periods near the end of your current Guarantee Period. At the end of a Guarantee Period:

        - You may elect a subsequent Guarantee Period by telephone or in writing.

        - Your Account Value will be transferred to the new Guarantee Period at the Guaranteed Interest Rate offered at that time.

        - If you do not make any election, we will automatically transfer the Account Values into a 1-year Guarantee Period, which you may transfer out of into a new Guarantee Period with no transfer, surrender or Market Value Adjustment charge.

                   ESTABLISHMENT OF GUARANTEED INTEREST RATES
--------------------------------------------------------------------------------

When you purchase your Contract, you will know the Guaranteed Interest Rate for the Guarantee Period you choose. We will send you a confirmation showing the amount of your Purchase Payment and the applicable Guaranteed Interest Rate. After the end of each calendar year, we will send you a statement that will show:

        - your Account Value as of the end of the preceding year;

        - all transactions regarding your Contract during the year;

        - your Account Value at the end of the current year;

        - the Guaranteed Interest Rate being credited to your Contract.

The Company has no specific formula for determining Guaranteed Interest Rates in the future. The Guaranteed Interest Rates will be declared from time to time as market conditions dictate. (See "Investments by the Company".) In addition, the Company may also consider various other factors in determining Guaranteed Interest Rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors.

THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEED INTEREST RATES.

                                   SURRENDERS
--------------------------------------------------------------------------------

GENERAL

You may make a full or partial surrender at any time, subject to surrender charges described below. In the case of all surrenders, the Cash Value and Maturity Value will be reduced.

Upon request, we will inform you of the amount payable upon a full or partial surrender. Any full, partial or special surrender may be subject to tax. (See "Federal Tax Considerations".)

We may defer payment of any surrender up to six months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. If we defer payment for more than 30 days, we will pay interest of at least 3.5% per annum on the amount deferred.

Participants in Section 403(b) tax-deferred annuity plans may not make surrenders from certain amounts before the earliest of age 59 1/2, separation from service, death, disability or hardship. (See "Federal Tax
Considerations -- Section 403(b) Plans and Arrangements".)

SURRENDER CHARGE

There are no front end sales charges. A surrender charge may be assessed on surrenders made before the end of the seventh Contract Year. The surrender charge is computed as a percentage of the Cash Value being surrendered.

      CONTRACT YEAR                   CHARGE AS A PERCENTAGE OF
IN WHICH SURRENDER IS MADE                   CASH VALUE
---------------------------------------------------------------

            1                                     7%
            2                                     6%
            3                                     5%
            4                                     4%
            5                                     3%
            6                                     2%
            7                                     1%
        Thereafter                                0%

SPECIAL SURRENDERS

No surrender charge or Market Value Adjustment will apply for full or partial surrenders taken: (1) at the end of an Initial Guarantee Period of at least three years in duration; or (2) at the end of any other Guarantee Period if the surrender occurs on or after the fifth Contract Year. However, Guarantee Periods initiated through the Guaranteed Period Exchange Option will be subject to the surrender charges based on the original Contract Date. (See "Guarantee Period Exchange Option".)

We will not assess a surrender charge if your Account Value is applied to elect an annuity option on the Annuity Commencement Date (except if the Fifth Option is elected within the First Contract Year). A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an annuity option, you must notify us at least 30 days before your Annuity Commencement Date.

In addition, we will send you any interest that has been credited during the prior Contract Year if you so request in writing. No surrender charge or Market Value Adjustment will be imposed on such interest payments. Any such surrender may, however, be subject to federal or state taxes.

MARKET VALUE ADJUSTMENT

The amount payable on a full or partial surrender made before the end of any Guarantee Period may be adjusted up or down by the Market Value Adjustment.

The Market Value Adjustment is the relationship between the then-current Guaranteed Interest Rate for a Guarantee Period equal to the time left in your Guarantee Period, and the Guaranteed Interest Rate that applies to your Contract.

Generally, if your Guaranteed Interest Rate is lower than the applicable current Guaranteed Interest Rate, then the Market Value Adjustment will result in a lower payment upon surrender. Conversely, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment will result in a higher payment upon surrender.

The Market Value Adjustment amount primarily depends on the level of interest rates on the Company's investments when the current Guaranteed Interest Rates are established. The Market Adjusted Value is sensitive, therefore, to changes in current interest rates. It is possible that the amount you receive upon surrender would be less than the original Purchase Payment if interest rates increase. It is also possible that if interest rates decrease, the amount you receive upon surrender may be more than the original Purchase Payment plus accrued interest.

The formula for calculating the Market Value Adjustment is shown in Appendix B, which also contains an additional illustration of the application of the Market Value Adjustment.

WAIVER OF SURRENDER CHARGE

The surrender charge may be waived if:

     (a) distributions are applied to any one of the annuity options (except if the Fifth Option is elected within the first Contract Year);

     (b) you become disabled (as defined by the Internal Revenue Code ("Code")
         Section 72(m)(7)) after purchasing the Contract;

     (c) the Owner or Annuitant dies and payment of a death benefit is made to the Beneficiary;

     (d) as a participant under a tax-deferred annuity plan (Section 403(b) plan), you retire after age 55 and the Contract has been in force for at least five years, provided that the payment is made directly to the Owner;

     (e) as Owner of an IRA, you reach age 70 1/2, and the Contract has been in force for at least five years;

     (f) as a participant under a qualified pension or profit sharing plan, including a 401(k) plan, you retire at or after age 59 1/2 and the Contract has been in force for at least five years, or if refunds are made under any such plan to satisfy the anti-discrimination test;

     (g) as a participant under a Section 457 deferred compensation plan, you retire and the Contract has been in force for at least five years, or if a financial hardship or disability withdrawal as defined by the Code has been allowed by the plan administrator.

GUARANTEE PERIOD EXCHANGE OPTION

Once each Contract Year after the first year, you may elect to transfer from your current Guarantee Period into a new Guarantee Period of a different duration and at the then-current Guaranteed Interest Rate. A Market Value Adjustment will be applied to your current Account Value at the time of transfer. There will be no surrender charge for this exchange. However, surrender charges will continue to be based on time elapsed from the original Contract Date. We reserve the right to charge a fee of up to $50 for such transfers, but do not impose a transfer charge as of the date of this Prospectus.

PREMIUM TAXES

Certain state and local governments impose premium taxes. These taxes currently range from 0% to 5.0%, depending upon jurisdiction. The Company is responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract, but no earlier than when the Company has a tax liability under state law.


                                 DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is the Account Value on the date we receive written notification of due proof of death. There is no death benefit payable under qualified contracts.

PAYMENT OF PROCEEDS

The process of paying death benefit proceeds before the maturity date under various situations for nonqualified contracts is summarized in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

                             NONQUALIFIED CONTRACTS


--------------------------------------------------------------------------------------------------------------
BEFORE THE MATURITY DATE, UPON   THE COMPANY WILL PAY THE            UNLESS...              MANDATORY PAYOUT
        THE DEATH OF THE               PROCEEDS TO:                                            RULES APPLY*
--------------------------------------------------------------------------------------------------------------
 Owner (who is not the           The beneficiary (ies),     Unless, the beneficiary is      Yes
 annuitant) (with no joint       or if none, to the         the contract owner's spouse
 owner)                          contract owner's estate.   and the spouse elects to
                                                            continue the contract as the
                                                            new owner rather than receive
                                                            the distribution.
--------------------------------------------------------------------------------------------------------------
 Owner (who is the annuitant)    The beneficiary (ies),     Unless, the beneficiary is      Yes
 (with no joint owner)           or if none, to the         the contract owner's spouse
                                 contract owner's estate.   and the spouse elects to
                                                            continue the contract as the
                                                            new owner rather than receive
                                                            the distribution.
--------------------------------------------------------------------------------------------------------------
 Joint Owner (who is not the     The surviving joint        Unless the surviving joint      Yes
 annuitant)                      owner.                     owner is the spouse and
                                                            elects to assume and continue
                                                            the contract.
--------------------------------------------------------------------------------------------------------------
 Joint Owner (who is the         The beneficiary (ies),     Unless the beneficiary is the   Yes
 annuitant)                      or if none, to the         contract owner's spouse and
                                 contract owner's estate.   the spouse elects to assume
                                                            and continue the contract.
                                                            Or, unless there is a
                                                            contingent annuitant the
                                                            contingent annuitant becomes
                                                            the annuitant and the
                                                            proceeds will be paid to the
                                                            surviving joint owner. If the
                                                            surviving joint owner is the
                                                            spouse, the spouse may elect
                                                            to assume and continue the
                                                            contract.
--------------------------------------------------------------------------------------------------------------
 Annuitant (who is not the       The beneficiary (ies).     Unless, there is a contingent   No
 contract owner)                                            annuitant. Then, the
                                                            contingent annuitant becomes
                                                            the annuitant and the
                                                            Contract continues in effect
                                                            (generally using the original
                                                            maturity date). The proceeds
                                                            will then be paid upon the
                                                            death of the contingent
                                                            annuitant or owner.
--------------------------------------------------------------------------------------------------------------
 Annuitant (who is the contract  See death of "owner who                                    N/A
 owner)                          is the annuitant" above.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
BEFORE THE MATURITY DATE, UPON   THE COMPANY WILL PAY THE            UNLESS...              MANDATORY PAYOUT
        THE DEATH OF THE               PROCEEDS TO:                                            RULES APPLY*
--------------------------------------------------------------------------------------------------------------
 Annuitant (where owner is a     The beneficiary (ies)                                      Yes (Death of
 nonnatural person/trust)        (e.g. the trust).                                          annuitant is
                                                                                            treated as death
                                                                                            of the owner in
                                                                                            these
                                                                                            circumstances.)
--------------------------------------------------------------------------------------------------------------
 Contingent Annuitant (assuming  No death proceeds are      N/A
 annuitant is still alive)       payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------
 Beneficiary                     No death proceeds are                                      N/A
                                 payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------
 Contingent Beneficiary          No death proceeds are                                      N/A
                                 payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------

* Certain payout rules of the Internal Revenue Code (IRC) are triggered upon the death of any Owner. Non-spousal Beneficiaries (as well as spousal beneficiaries who choose not to assume the contract) must begin taking distributions based on the Beneficiary's life expectancy within one year of death or take a complete distribution of contract proceeds within 5 years of death.


DEATH PROCEEDS AFTER THE MATURITY DATE

If any owner or the annuitant dies on or after the maturity date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity or income option then in effect.

                                 ANNUITY PERIOD
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ELECTION OF ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

You can select an Annuity Commencement Date at the time you apply for a Contract. If no date is elected, for nonqualified Contracts, the automatic default age is 90. For qualified Contracts, the automatic default age is 70 1/2. Within 30 days before your Annuity Commencement Date, you may elect to have all or a portion of your Cash Surrender Value paid in a lump sum on your Annuity Commencement Date. Or, at least 30 days before the Annuity Commencement Date, you may elect to have your Cash Value or a portion thereof (less applicable premium taxes, if any) distributed under any of the Annuity Options described below. If Option 5 "Payments for a Designated Period" is elected in the first contract year, the Cash Surrender Value will be applied.


If no option is elected for nonqualified Contracts, the Cash Value will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. For qualified Contracts, the Cash Value will be applied to Option 4, to provide a Joint and Last Survivor Life Annuity. This Contract may not be surrendered once annuity payments begin, except with respect to Option 6.

CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION

You may change the Annuity Commencement Date at any time as long as such change is made in writing and is received by us at least 30 days prior to the scheduled Annuity Commencement Date. Once an Annuity Option has begun, it may not be changed.

ANNUITY OPTIONS

Any one of the following Annuity Options may be elected. Annuity payments may be available on a monthly, quarterly, semiannual or annual basis. The minimum amount that may be applied to Annuity Options is $2,000 unless we consent to a smaller amount.

OPTION 1 -- LIFE ANNUITY -- NO REFUND: The Company will make annuity payments during the lifetime of the annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

OPTION 2 -- LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS ASSURED: The Company will make monthly annuity payments during the lifetime of the annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months as elected, we will continue making payments to the beneficiary during the remainder of the period.

OPTION 3 -- CASH REFUND LIFE ANNUITY: The Company will make monthly annuity payments during the lifetime of the Annuitant. Upon the death of the Annuitant, the Beneficiary will receive a payment equal to the Cash Value applied to this option on the Annuity Commencement Date minus the dollar amount of annuity payments already paid.

OPTION 4 -- JOINT AND LAST SURVIVOR LIFE ANNUITY -- NO REFUND: The Company will make regular annuity payments during the lifetime of the annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

OPTION 5 -- PAYMENTS FOR A DESIGNATED PERIOD: We will make periodic payments guaranteed for the number of years selected which may be from five to thirty years.

OPTION 6 -- ANNUITY PROCEEDS SETTLEMENT OPTION: Proceeds from the Death Benefit may be left with the Company for a period not to exceed five years from the date of the Owner's or Annuitant's death prior to the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same Guaranteed Interest Rate as at the time of death. If the Guarantee Period ends before the end of the five-year period, the Beneficiary may elect a new Guarantee Period with a duration not to exceed the time remaining in the period of five years from the date of the Owner's or Annuitant's death. Full or partial surrenders may be made at any time. In the event of surrenders, the remaining Cash Value will equal the proceeds left with the Company, minus any surrender charge and applicable premium tax, plus any interest earned. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period.

The Tables in the Contract reflect guaranteed dollar amounts of monthly payments for each $1,000 applied under the first five Annuity Options listed above. Under Options 1, 2 or 3, the amount of each payment will depend upon the age (and, for nonqualified Contracts, sex) of the Annuitant at the time the first payment is due. Under Option 4, the amount of each payment will depend upon the payees' ages at the time the first payment is due (and, for nonqualified Contracts, the sex of both payees).

The Tables for Options 1, 2, 3 and 4 are based on the 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3% per annum. The table for Option 5 is based on a net investment rate of 3% per annum. If mortality appears more favorable and interest rates so justify, at our discretion, we may apply other tables which will result in higher payments for each $1,000 applied under one or more of the first five Annuity Options.

ANNUITY PAYMENT

The first payment under any Annuity Option will be made on the Annuity Commencement Date. Subsequent payments will be made in accordance with the manner of payment selected and are based on the first payment date.

The option elected must result in a payment at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

Once annuity payments have begun, no surrender of the annuity benefit (including benefits under Option 5) can be made for the purpose of receiving a lump-sum settlement.

DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE

If the Annuitant dies after the Annuity Commencement Date, any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect.

                           INVESTMENTS BY THE COMPANY
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We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. Purchase Payments made to the Contracts are invested in Separate Account MGA II, a non-unitized separate account and are not chargeable with liabilities arising out of any other business which the Company may conduct. Owners do not share in the investment performance of assets allocated to Separate Account MGA II. The obligations under the Contract are independent of the investment performance of Separate Account MGA II and are the obligations of the Company.

In establishing Guaranteed Interest Rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts at the time that the Guaranteed Interest Rates are established. (See "Establishment of Guaranteed Interest Rates".) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal and state laws.

                           AMENDMENT OF THE CONTRACTS
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We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                          ASSIGNMENT OF THE CONTRACTS
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Our rights as evidenced by a Contract may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

                         DISTRIBUTION OF THE CONTRACTS
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CFBDS, Inc. is the principal underwriter of the Contracts. CFBDS, Inc. is registered with the Securities and Exchange Commission under the 1934 Act as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. It is currently anticipated that Travelers Distribution LLC, an affiliate of the Company, will become principal underwriter some time in 2000.


The principal underwriter enters into selling agreements with certain broker-dealers registered under the 1934 Act. Under the selling agreements such broker-dealers may offer Contracts to persons who have established an account with the broker-dealer. In addition, the Company may offer certificates to members of certain other eligible groups. The Company will pay a maximum commission of 5% of the Purchase Payment for the sale of a Contract.

From time to time, the Company may offer customers of certain broker-dealers special Guaranteed Interest Rates and negotiated commissions. In addition, the Company may offer Contracts to members of certain other eligible groups through trusts or otherwise.

                           FEDERAL TAX CONSIDERATIONS
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GENERAL

The Company is taxed as a life insurance company under Subchapter L of the Code. Generally, amounts credited to a contract are not taxable until received by the Contract Owner, participant or beneficiary, either in the form of annuity payments or other distributions. Tax consequences and limits are described further below for each annuity program.

SECTION 403(B) PLANS AND ARRANGEMENTS

Purchase Payments for a tax deferred annuity contract may be made by an employer for employees under annuity plans adopted by public educational organizations and certain organizations which are tax exempt under Section 501(c)(3) of the Code. Within statutory limits, such payments are not currently includable in the gross income of the participants. Increases in the value of the contract attributable to these Purchase Payments are similarly not subject to current taxation. The income in the contract is taxable as ordinary income whenever distributed.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except when due to death, disability, or as part of a series of payments for life or life expectancy, or made after the age of 55 with separation from service. There are other statutory exceptions.

Amounts attributable to salary reductions and income thereon may not be withdrawn prior to attaining the age of 59 1/2, separation from service, death, total and permanent disability, or in the case of hardship as defined by federal tax law and regulations. Hardship withdrawals are available only to the extent of the salary reduction contributions and not from the income attributable to such contributions. These restrictions do not apply to assets held generally as of December 31, 1988.

Distributions must begin by the later of April 1st of the calendar year following the calendar year in which the participant attains the age of 70 1/2 or April 1st of the calendar year in which the Participant retires. Certain other mandatory distribution rules apply at the death of the participant. Certain rollover distributions, including most partial or full redemptions or "term-for-years" distributions of less than 10 years, are eligible for direct rollover to another 403(b) contract or to an Individual Retirement Arrangement
(IRA) without federal income tax withholding.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Under a qualified pension or profit-sharing trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, a Purchase Payment made by an employer is not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

Distributions in the form of annuity payments are taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Certain lump-sum distributions described in
Section 402 of the Code may be eligible for special ten-year forward averaging treatment for individuals born before January 1, 1936. All individuals may be eligible for favorable five-year forward averaging of lump-sum distributions after age 59 1/2. Certain eligible rollover distributions including most partial and full surrenders or term-for-years distributions of less than 10 years are eligible for direct rollover to an eligible retirement plan or to an IRA without federal income tax withholding.

Distributions must begin by the later of April 1st of the calendar year following the calendar year in which you attain age 65 or April 1st of the calendar year in which you retire, except that if you are a 5% owner as defined in Code Section 416(i)(1)(B), distributions must begin by April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Certain other mandatory distribution rules apply on the death of the participant.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except by reason of death, disability or as part of a series of payments for life or life expectancy, or at early retirement at or after the age of 55. There are other statutory exceptions.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding $2,000 per individual, an individual may make deductible contributions to an individual retirement annuity (IRA). (Note: The minimum Purchase Payment allowed for this Contract is $5,000.) There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse based on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annual into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit of $4,000.

Partial or full distributions made prior to the age of 59 1/2 are treated as ordinary income. Amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408(k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of 15% of compensation up to $30,000 for each participant.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, ($2,000 per year for annual contributions), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth

IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or
(2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

SECTION 457 PLANS

Section 457 of the Code allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals.

The Owner of contracts issued under Section 457 plans is the employer or a contractor of the participant and amounts may not be made available to participants (or beneficiaries) until separation from service, retirement or death or an unforeseeable emergency as determined by Treasury Regulations. The proceeds of annuity contracts purchased by Section 457 plans are subject to the claims of general creditors of the employer or contractor.

Distributions must begin generally by April 1st of the calendar year following the calendar year in which the participant attains the age of 70 1/2. Certain other mandatory distribution rules apply upon the death of the participant.

All distributions from plans that meet the requirements of Section 457 of the Code are taxable as ordinary income in the year paid or made available to the participant or beneficiary.

NONQUALIFIED ANNUITIES

Individuals may purchase tax-deferred annuities without tax law funding limits. The Purchase Payment receives no tax benefit, deduction or deferral, but taxes on the increases in the value of the Contract are generally deferred until distribution. If a nonqualified annuity is owned by other than an individual, however, (e.g., by a corporation), the increases in value attributable to Purchase Payments made after February 28, 1986 are includable in income annually. Furthermore, for Contracts issued after April 22, 1987, all deferred increases in value will be includable in income annually. Furthermore, for Contracts issued after April 22, 1987, all deferred increases in value will be includable in the income of an Owner when that Owner transfers the Contract without adequate considerations.

The federal tax law requires nonqualified annuity contracts issued on or after January 19, 1985 to meet minimum mandatory distribution requirements upon the death of the Contract Owner. Failure to meet these requirements will cause the succeeding Contract Owner or beneficiary to lose the tax benefits associated with annuity contracts, i.e., primarily the tax deferral prior to distribution. The distribution required depends upon whether an Annuity Option is elected or whether the succeeding Owner is the surviving spouse. Contracts will be administered by the Company in accordance with these rules.

If two or more nonqualified annuity contracts are purchased from the same insurer within the same calendar year, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before annuitization of a contract will generally be taxed on an income-first basis to the extent of income in the contract. Certain pre-August 14, 1982 deposits into a nonqualified annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the Cash Value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash withdrawal under the tax law.

With certain exceptions, the law will impose an additional tax if a Contract Owner makes a withdrawal of any amount under the contract which is allocable to an investment made after August 13, 1982. The amount of the additional tax will be 10% of the amount includable in income by the Contract Owner because of the withdrawal. The additional tax will not be imposed if the amount is received on or after the Contract Owner reaches the age of 59 1/2, of if the amount is one of a series of substantially equal periodic payments made for life or life expectancy of the taxpayer. The additional tax will not be imposed if the withdrawal or partial surrender follows the death or disability of the Contract Owner.


TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Contract because of the death of an owner or annuitant. Generally, such amounts are includible in the income of the recipient as follows:(i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the contract; or (ii) if distributed under a payment option, they are taxed in the same way as annuity payments.


FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution which is taxable income to the recipient will be subject to federal income tax withholding, generally pursuant to Section 3405 of the Code. The application of this provision is summarized below.

     1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(B) PLANS OR ARRANGEMENTS OR FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS

       There is an unwaivable 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another retirement plan but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

       (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

       (b) a complete term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

       (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70 1/2 or as otherwise required by law.

       A distribution including a rollover that is not a direct rollover will require the 20% withholding, and a 10% additional tax penalty may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

     2. OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

       To the extent not described as requiring 20% withholding in 1 above, the portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding, to the extent such aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If an election out is not provided, 10% of the taxable distribution will be withheld as federal income tax. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

     3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)


       The portion of a periodic distribution which constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs. As of January 1, 2000, a recipient receiving periodic payments (e.g., monthly or annual payments under an Annuity Option) which total $14,850 or less per year, will generally be exempt from the withholding requirements.


Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are not permitted to elect out of withholding.

TAX ADVICE

Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, tax advice may be needed by a person contemplating purchase of an annuity contract and by an Owner, participant or beneficiary who may make elections under a contract. It should be understood that the foregoing description of the federal income tax consequences under these contracts is not exhaustive and that special rules are provided with respect to situations not discussed here. It should be understood that if a tax-benefited plan loses its exempt status, employees could lose some of the tax benefits described. For further information, a qualified tax adviser should be consulted.

                             AVAILABLE INFORMATION
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The Company files reports and other information with the Securities and Exchange Commission ("Commission"), as required by law. You may read and copy this information and other information at the following locations:

        - public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.,

        - the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048,

        - the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Under the Securities Act of 1933, the Company has filed with the Commission a registration statement (the "Registration Statement") relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits. Reference is hereby made to such Registration Statement and exhibits for further information about the Company and the Contracts. The Registration Statement and the exhibits may be inspected and copied as described above. Although the Company furnishes certificate and contract holders with the Annual Reports on Form 10-K for the year ended December 31, 1999, the Company does not plan to furnish subsequent financial reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
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The Company's latest Annual Report on Form 10-K has been filed with the Commission. It is incorporated by reference into this Prospectus and a copy must accompany this Prospectus.

The Form 10-K for the period ended December 31, 1999 contains additional information about the Company including audited financial statements for the Company's latest fiscal year. The Company filed its Form 10-K on March 21, 2000 via Edgar; File No. 33-58677.

If requested, the Company will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents). You may direct your requests to:
The Travelers Life and Annuity Company, One Tower Square, Hartford, Connecticut 06183-5030, Attention: Annuity Services. The telephone number is (860) 422-3985. You may also obtain copies of any documents, incorporated by reference into this prospectus by accessing the SEC's website (http://www.sec.gov).

                                 LEGAL OPINION
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Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this Prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by the Deputy General Counsel of the Company.

                                    EXPERTS
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The financial statements and schedules of The Travelers Life and Annuity Company as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A
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Plans eligible to purchase the Contract are pension and profit sharing plans qualified under sec.401(a) of the Internal Revenue Code, and eligible state deferred compensation plans under sec.457 of the Code ("Qualified Plans").

To apply for a Group Annuity Contract, the trustee or other applicant must complete an application or purchase order for the Group Annuity Contract and make a Purchase Payment. A Group Annuity Contract will then be issued to the applicant. While no Certificates are issued, each Purchase Payment and the Account established thereby, are confirmed to the Contract Owner. Each Account will have its own optional Guarantee Period and Guaranteed Interest Rate. Surrenders under the Group Annuity Contract may be made at the election of the Contract Owner, from the Account established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Surrender Values may be taken in cash or applied to purchase annuities for the Contract Owners' Qualified Plan participants.

Because there are no individual participant accounts, the qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan participants may provide for a payment upon the death of the Annuitant depending on the option chosen (see "Annuity Options"). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

                      THIS PAGE INTENTIONALLY LEFT BLANK.

                                   APPENDIX B
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MARKET VALUE ADJUSTMENT

Payment on a partial or full surrender may be adjusted up or down by the application of the Market Value Adjustment. The Market Value Adjustment formula is:

                                                   1          ()t/365
Market Adjusted Value = (Maturity Value) X       ------
                                            F    1 + iC    G

     where "iC" is the current Guaranteed Interest Rate for a Guarantee Period of "t" days and "t" is the number of days remaining in the Guarantee Period adjusting for leap years.

The current Guaranteed Interest Rate is declared periodically by the Company and is the rate (straight line interpolation between whole years) which the Company is then paying on premiums paid under this class of Contracts with the same maturity date as the Purchase Payment to which the formula is being applied.

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

Purchase Payment:         $50,000.00
Guarantee Period:          5 Years
Guaranteed Interest Rate:  5.50% Effective Annual Rate

The following examples illustrate how the Market Value Adjustment may affect the values of your Contract. In these examples, the surrender occurs one year after a Purchase Payment of $50,000 was made to the Contract. The Maturity Value of this Purchase Payment would be $65,348.00 at the end of the five-year Guarantee Period. However, after one year, when the surrenders occur in these examples, the Account Value (i.e., the Purchase Payment plus accumulated interest) would be $52,750.

The Market Value Adjustment is the rate the Company is crediting at the time of surrender on new Purchase Payments of the same term-to-maturity as the time remaining in your Guarantee Period. One year after the Purchase Payment was made, you would have four years remaining in the five-year Guarantee Period.

EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

A negative Market Value Adjustment results from a surrender that occurs when interest rates have increased since the date the Purchase Payment was made. Assume interest rates have increased one year after the Purchase Payment and the Company is crediting 7% for a four-year Guarantee Period.

If you surrender the full Account Value, the Market Adjusted Value would be:

                                   1          (4)
$49,853.68 = $65,348.00 X       -------
                           F    1 + .07    G

The Market Value Adjustment is a reduction of $2,896.32 from the Account Value:

                      $49,853.68 = $52,750.00 - $2,896.32

If instead of a full surrender, 50% of the Account Value was surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                   1          (4)
$24,926.84 = $32,674.00 X       -------
                           F    1 + .07    G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to surrender, or $32,647.00.

EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

A positive Market Value Adjustment results from a surrender that occurs when interest rates have decreased since the date a Purchase Payment was made. Assume interest rates have decreased one year later and the Company is then crediting 3.5% for a four-year Guarantee Period.

If you surrender the full Account Value, the Market Adjusted Value would be:

                                   1           (4)
$56,947.01 = $65,348.00 X       --------
                           F    1 + .035    G

The Market Value Adjustment is an increase of $4,197.01 over Account Value:

                      $56,947.01 = $52,750.00 + $4,197.01

If instead of a full surrender, 50% of the Account Value were surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                   1           (4)
$28,473.50 = $32,674.00 X       --------
                           F    1 + .035    G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to the surrender, or $32,674.00.

These examples illustrate what may happen when interest rates increase or decrease from the beginning of a Guarantee Period. A particular Market Value Adjustment may have a greater or lesser impact than that shown in these examples, depending on how much interest rates have changed since the beginning of a Guarantee Period and the amount of time remaining to maturity. In addition, a surrender charge may be assessed on surrenders made before the Purchase Payment has been under the Contract for five years.

                                     "TTM"
                           TRAVELERS TARGET MATURITY

                     MODIFIED GUARANTEED ANNUITY CONTRACTS

                                   ISSUED BY

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183

L-12455                                                           TLAC Ed 5-2000
                                                               Printed in U.S.A.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

Registration Fees: $69,500 for 250,000,000 in interests of Modified Guaranteed Annuity Contracts.

Estimate of Printing Costs:  $15,000

Cost of Independent Auditors:  Approximately $4,000

Item 15.      Indemnification of Directors and Officers

Sections 33-770 et seq inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

Citigroup Inc. (the ultimate parent) also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Registrant. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.      Exhibits

(a)      Exhibits

1. Underwriting Agreement. (Incorporated herein by reference to Exhibit 1 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 58677, filed on July 11, 1995.)

3(a). Charter of The Travelers Life and Annuity Company, as amended on April 10, 1990. (Incorporated herein by reference to Exhibit 6(a) to the Registration Statement on Form N-4, File No. 33-58131, filed on March 17, 1995.)

3(b). By-Laws of The Travelers Life and Annuity Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 6(b) to the Registration Statement on Form N-4, File No. 33-58131, filed on March 17, 1995.)

4. Contracts. (Incorporated herein by reference to Exhibit 4(a) to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 58677, filed on July 11, 1995.)

5. Opinion Re: Legality, Including Consent. (Incorporated herein by reference to Exhibit 5 to the Registration Statement on Form S-2, File No. 333-89025, filed October 14, 1999.)

23(a).   Consents of KPMG LLP, Independent Certified Public Accountants.

23(b).   Consent of Counsel (see Exhibit 5).

24. Powers of Attorney for Separate Account MGA II authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Jay S. Benet, J. Eric Daniels, George C. Kokulis and Katherine M. Sullivan. (Incorporated herein by reference to Exhibit 24 to the Registration Statement on Form S-2, File No. 333-89025, filed October 14, 1999.)

24(b). Powers of Attorney for Separate Account MGA II authorizing Ernest J. Wright or Kathleen A. McGah as signatory for J. Eric Daniels, George
         C. Kokulis, Katherine M. Sullivan, Mark P. Weill and Glenn Lammey.

Item 17.  Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

         1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

              i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

              iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows, pursuant to Item 512(h) of Regulation S-K:

(h)      Request for Acceleration of Effective Date:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant named below certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on March 31, 2000.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                  (Registrant)

                                   By:*GLENN D. LAMMEY
                                      -------------------
                                       Glenn D. Lammey, Chief Financial Officer,
                                       Chief Accounting Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities indicated on March 31, 2000.

*J. ERIC DANIELS                         Director, Chairman of the Board,
-----------------------------            President and Chief Executive Officer
 (J. Eric Daniels)                       (Principal Executive Officer)



*GEORGE C. KOKULIS                        Director and Executive Vice President
-----------------------------
 (George C. Kokulis)

*KATHERINE M. SULLIVAN                    Director
-----------------------------
 (Katherine M. Sullivan)

 MARC P. WEILL                            Director
-----------------------------
 (Marc P. Weill)

  *By: /s/Ernest J. Wright, Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
  No.         Description                                                                        Method of Filing
-------       -----------                                                                        ----------------
23(a).        Consent of KPMG LLP, Independent                                                    Electronically
              Certified Public Accountants.

24.           Powers of Attorney                                                                  Electronically